UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 18, 2005
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28472	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 3.02. Unregistered Sales of Equity Securities.

On May 18, 2005, at the written direction of Mali Kuo, DVS' former chief executive officer, DVS issued an aggregate of 100,148 shares of Series D convertible preferred stock (the "Series D Preferred Stock") to 28 persons and warrants ("Warrants") to purchase 100,148 shares of common stock (the "Common Stock") to one holder in settlement of the previously-announced judgment entered against it in the amount of approximately $3,435,000 and in favor of Ms. Kuo. Concurrently, pursuant to a consulting agreement that was entered into in conjunction with the settlement agreement, DVS also issued 11,291 shares of Series D Preferred Stock to two persons, as directed by Ms. Kuo. In addition, DVS issued 3,000 additional shares of Series D Preferred Stock to two persons in settlement of litigation with a former employee.

The Series D Preferred Stock bears an 8% dividend and each share is convertible, at the option of the holder, into ten shares of DVS common stock. The judgment shares were issued at an effective price of $34.30, or $3.43 per converted share of Common Stock. The Warrants are exercisable for one year at an exercise price of $4.50, subject to adjustment.

On the same date, DVS received the initial investment on its previously-announced financing agreement with Ms. Kuo. A total of $150,000 was paid by one accredited investor to DVS for the issuance of 4,374 shares of Series D Preferred Stock and warrants to purchase 4,374 shares of Common Stock. The investment was made at a price of $34.30 per share of Series D Preferred Stock, or $3.43 per converted share of Common Stock.

DVS has agreed to register for resale the shares of common stock issuable upon conversion of the Series D Preferred Stock and the warrants issued in connection with these transactions.

The Securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Thomas A. Spanier Thomas A. Spanier Chief Executive Officer

Date: May 24, 2005